Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

Amaze Holdings, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

1.                The name of this Corporation is Amaze Holdings, Inc.

2.                Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, Section 8.1 of Article 8 of the Articles of Incorporation is hereby amended by inserting at the end of subsection (a) the following new subsection (b) as follows:

“(b) On the effective date of this Certificate of Amendment (the “Effective Time”), each twenty-three (23) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split. Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock. The Reverse Stock Split shall occur whether or not certificates that immediately prior to the Effective time represented shares of Common Stock are surrendered to the Corporation or its transfer agent.

3.                The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: approximately 74%.

4.                Except as amended hereby, all other provisions of the Articles of Incorporation shall remain in full force and effect.

5.                This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer of this Corporation as of June 12, 2025.

AMAZE HOLDINGS, INC.

By: /s/ Michael Pruitt

            Michael Pruitt

Its:       Chief Executive Officer